EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of October 5, 2012, among TriMas Corporation, a Delaware corporation (the “Company”), the Guarantors identified on the signature pages hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
WITNESSETH:
WHEREAS, the Company, the Guarantors and the Trustee have entered into an Indenture, dated as of December 29, 2009 (the “Original Indenture”), governing the Company’s 9¾% Senior Secured Notes due 2017 (the “Notes”);
WHEREAS, under Section 9.02 of the Original Indenture, the Company, the Guarantors and the Trustee may amend the Original Indenture with the consent of the Holders of at least a majority in principal amount of Notes then outstanding voting as a single class pursuant to the terms set forth therein;
WHEREAS, under Section 12.03(a)(4) all or substantially all of the Collateral may be released from the Liens securing the Notes with the consent of the Holders of at least 75% in principal amount of Notes then outstanding voting as a single class as permitted by Section 9.02;
WHEREAS, Holders of approximately 88.25% in principal amount of Notes outstanding voting as a single class have consented to the amendments set forth herein in connection with the tender offer and consent solicitation of the Company commencing on September 19, 2012, with respect to the Notes (the “Tender Offer”);
WHEREAS, the Company and the Guarantors desire to enter into this First Supplemental Indenture on the date set forth above for the purpose of making the amendments set forth herein, which amendments will become operative as set forth in Section 4 herein; and
WHEREAS, all other conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument of the Company and the Guarantors enforceable against them in accordance with its terms have been performed and fulfilled by the parties hereto, and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.
NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

1.    DEFINITIONS. For all purposes of the Original Indenture and this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
(a)    References. The terms “herein,” “hereof” and other words of similar import refer to the Original Indenture and this First Supplemental Indenture as a whole and not to any particular article, section or other subdivision; and
(b)    Capitalized Terms. All capitalized terms used in this First Supplemental Indenture but not defined herein shall have the meanings assigned to such terms in the Original Indenture.
2.    ELIMINATION AND AMENDMENT OF CERTAIN DEFINED TERMS IN ARTICLE I OF THE ORIGINAL INDENTURE. From and as of the Operational Time (as defined in Section 4(b) of this First Supplemental Indenture), any defined terms appearing in Article 1 of the Original Indenture or elsewhere in the Original Indenture, and all references thereto, that are used solely in the sections, subsections or provisions of the Original Indenture deleted from the Original Indenture by virtue of Section 3 of this First Supplemental Indenture shall be deleted in their entireties from Section 1.01 of the Original Indenture.
3.    AMENDMENT OF CERTAIN PROVISIONS OF ARTICLES 3, 4, 5 AND 6 AND OTHER RELATED PROVISIONS OF THE ORIGINAL INDENTURE.
(a)    Amendment of Section 3.09 of the Original Indenture. From and as of the Operational Time (as defined in Section 4(b) of this First Supplemental Indenture), Section 3.09 of the Original Indenture shall be amended by deleting such section in its entirety, together with any references thereto in the Original Indenture.
(b)    Amendment of Article 4 of Original Indenture. From and as of the Operational Time (as defined in Section 4(b) of this First Supplemental Indenture), Article 4 of the Original Indenture shall be amended by deleting Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14 and 4.15 in their entireties, together with any references thereto in the Original Indenture.
(c)    Amendment of Section 5.01 of Original Indenture. From and as of the Operational Time (as defined in Section 4(b) of this First Supplemental Indenture), Section 5.01 of the Original Indenture shall be amended by:
(i)    Deleting clause (a)(3) and substituting “[Reserved.]” therefor;
(ii)    Deleting clause (a)(4) and substituting “[Reserved.]” therefor;
(iii)    Deleting clause (c)(1)(C) and substituting “[Reserved.]” therefor; and

(iv)	Deleting “; provided that after giving pro forma effect to such sale (including the application of the net proceeds therefrom) the Consolidated

Leverage Ratio of the Issuer would be no greater than 3.75 to 1.00” at the end of clause (e) in its entirety.
(d)    Amendment of Article 6 of the Original Indenture. From and as of the Operational Time, Article 6 of the Original Indenture shall be amended by:
(i)     Deleting Sections 6.01(a)(3), (4), (5), (6), (7), (8) and (9) in their entireties, together with any references thereto in the Original Indenture;
(ii)     Adding “and” after “;” at the end of Section 6.01(1); and
(iii)     Deleting “;” at the end of Section 6.01(2) and substituting “.” therefor.
(e)    Amendment of the Notes, Guarantees and Security Documents. From and as of the Operational Time, the Notes, the Guarantees and the Security Documents are amended to delete all provisions inconsistent with the Amendments to the Indenture made hereto. For the avoidance of doubt, in accordance with Section 12.03(a)(4) of the Indenture, all Collateral is hereby released from the Lien and security interest under the Indenture, the Notes, the Guarantees and the Security Documents and the Company and Guarantors shall have no further obligations with respect to the Notes under the Security Documents.
(f)    Amendment of Additional Provisions of Original Indenture. From and as of the Operational Time, any and all additional provisions of the Original Indenture shall be deemed amended to reflect the intentions of the amendments provided for in this Section 3 and elsewhere herein.
4.    EFFECT OF FIRST SUPPLEMENTAL INDENTURE; OPERATION OF AMENDMENTS.
(a)    Effect of First Supplemental Indenture. In accordance with Section 9.04 of the Original Indenture, upon the execution of this First Supplemental Indenture, the Original Indenture shall be modified in accordance herewith, and this First Supplemental Indenture shall form a part of the Original Indenture for all purposes; and every Holder of the Notes heretofore authenticated and delivered under the Original Indenture shall be bound hereby. Except as modified by this First Supplemental Indenture, the Original Indenture and the Notes, and the rights of the Holders of the Notes thereunder, shall remain unchanged and in full force and effect.
(b)    Operation of Amendments. The provisions of this First Supplemental Indenture shall not become operative until the date and time (such date and time, the “Operational Time”) the Company notifies (in writing) D.F. King & Co., Inc., as tender agent for the Notes under the Tender Offer (the “Tender Agent”), that the Company has purchased all Notes that have been validly tendered and not validly withdrawn prior to the Consent Date pursuant to the Tender Offer. In the event the Company notifies (in writing) the Tender Agent that it has withdrawn or terminated the Tender Offer prior to the Operational Time, this First Supplemental Indenture shall be terminated and be of no force or effect and the Original Indenture shall not be modified hereby. The Company shall promptly notify the Trustee in writing of any notice it gives to the Tender Agent.
5.    MATTERS CONCERNING THE TRUSTEE. The Trustee accepts the trusts of the Original Indenture, as amended and supplemented by this First Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Original Indenture, as amended and supplemented by this First Supplemental Indenture, to which the parties hereto and the Holders from time to time of the Notes agree and, except as expressly set forth in the Original Indenture, as amended and supplemented by this First Supplemental Indenture, shall incur no liability or responsibility in respect thereof. Without limiting the generality of the foregoing, the recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness, and the Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture or any consents thereto.
6.    RATIFICATION AND CONFIRMATION OF THE ORIGINAL INDENTURE. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.
7.    MISCELLANEOUS.
(a)    Binding Effect. All agreements of the Company in this First Supplemental Indenture shall be binding upon the Company’s successors. All agreements of the Trustee in this First Supplemental Indenture shall be binding upon its successors.
(b)    Governing Law. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York.
(c)    Headings for Convenience of Reference. The titles and headings of the sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
(d)    Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall constitute but one and the same agreement.
(e)    Severability. In case any provision of this First Supplemental Indenture shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Original Indenture shall not in any way be affected or impaired thereby.

(f)    Effect Upon Original Indenture. This First Supplemental Indenture shall form a part of Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
(signature page follows)

IN WITNESS WHEREOF, the Company and the Trustee have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and the year first above written.

COMPANY:

TRIMAS CORPORATION:

By:	/s/ Joshua A. Sherbin
Name: Joshua A. Sherbin
Title: Vice President & Secretary

EXISTING GUARANTORS:

ARMINAK & ASSOCIATES, LLC
ARROW ENGINE COMPANY
CEQUENT CONSUMER PRODUCTS, INC.
CEQUENT PERFORMANCE PRODUCTS, INC.
COMPAC CORPORATION
INNOVATIVE MOLDING
LAMONS GASKET COMPANY
MONOGRAM AEROSPACE FASTENERS, INC.
NI INDUSTRIES, INC.
NORRIS CYLINDER COMPANY
RIEKE-ARMINAK CORP.
RIEKE CORPORATION
RIEKE LEASING CO., INCORPORATED
TRIMAS COMPANY LLC
TRIMAS INTERNATIONAL HOLDINGS LLC

By:	/s/ Joshua A. Sherbin
Name: Joshua A. Sherbin
Title: Vice President & Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ L. Garcia
Authorized Signatory